Exhibit 99.1

Contacts:

Media: Margaret Kirch Cohen, +1 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2015 Financial Results

CHICAGO, April 22, 2015—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its first-quarter 2015 financial results. The company reported net income of $29.7 million, or 67 cents per diluted share, compared with $26.4 million, or 58 cents per diluted share, in the first quarter of 2014.

Key Operating Metrics

•                  Revenue for the quarter was $189.8 million, an increase of 4.8% compared with the same period in 2014, as the U.S. dollar strengthened significantly against most foreign currencies. Organic revenue, which excludes the effect of acquisitions, divestitures, and foreign currency translations, rose 6.6%, or $12.0 million.

•                  Operating income increased 15.6% to $44.5 million, and operating margin was 23.5%, an improvement from 21.3% in the same period in 2014.

•                  Free cash flow was $20.6 million, reflecting cash provided by operating activities of $35.0 million and capital expenditures of $14.4 million, an increase of $29.5 million in free cash flow compared with the same period in 2014. First-quarter cash provided by operating activities tends to be lower than subsequent quarters because of the timing of annual bonus payments, which totaled $47.8 million in the first quarter of 2015.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Organic revenue rose about 6% during the quarter, driven by Morningstar Direct, Morningstar Credit Ratings, and Morningstar Managed Portfolios. Morningstar Advisor Workstation and Morningstar Office also contributed nicely to our growth. We released Morningstar Direct Cloud, the next generation of our flagship investment research platform, and we’ve received great feedback from clients. It’s an important step forward as we enhance the user experience with a new web-based version of one of our key products.”

Mansueto added, “Our results reflect the strong upturn in the U.S. dollar, which lowered revenue from our international operations when translated into U.S. dollars. Operating expense was up slightly because of additional headcount, but we did a good job managing expenses while continuing to invest in the business.”

Balance Sheet and Capital Allocation

•                  As of March 31, 2015, cash, cash equivalents, and investments totaled $243.2 million, compared with $224.6 million as of Dec. 31, 2014. The company had $45.0 million of short-term debt as of March 31, 2015.

•                  The company expects to pay approximately $8.4 million for its regular quarterly dividend on April 30, 2015.

•                  In the first quarter of 2015, the company repurchased approximately 32,000 shares for $2.3 million. As of March 31, 2015, the company had $171.1 million remaining for future repurchases and 44.4 million shares outstanding.

Comparability of Year-Over-Year Results

Certain items affected the comparability of first-quarter 2015 results versus the same period in 2014:

•                  As a result of a change in accounting estimate for certain investment management contracts with minimum fee features, the company recognized an additional $1.7 million of revenue in the first quarter of 2014 that did not recur in subsequent quarters.

•                  Effective Jan. 1, 2014, the company made changes to its sales commission plan that require a different accounting treatment, resulting in an additional $2.7 million and $1.2 million of commission expense in the first quarters of 2014 and 2015, respectively.

•                  Foreign currency translations reduced operating income by $1.5 million during the quarter, including a negative effect on revenue and a favorable effect on operating expense of $6.5 million and $5.0 million, respectively.

•                  First-quarter results included $3.1 million in revenue and approximately $5.7 million of incremental operating expense from the ByAllAccounts and HelloWallet acquisitions.

Use of Non-GAAP Financial Measures

The table at the end of this press release includes a reconciliation of organic revenue and free cash flow to comparable GAAP measures and an explanation of why the company uses these non-GAAP financial measures.

Annual Meeting

Investors are invited to attend Morningstar’s annual meeting at 9 a.m. Central Time on Tuesday, May 12, 2015, at its corporate headquarters at 22 W. Washington Street in Chicago. If you would like to attend, please register at http://corporate.morningstar.com/US/asp/meetingregistration.aspx.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com or write to the company at:

Morningstar, Inc.

Investor Relations

22 W. Washington Street

Chicago, IL 60602

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors. Morningstar provides data on approximately 500,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 15 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its investment advisory subsidiaries and had more than $179 billion in assets under advisement and management as of March 31, 2015. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,”

“anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; liability related to our storage of personal information related to individuals as well as portfolio and account-level information; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations; downturns in the financial sector, global financial markets, and global economy; the effect of market volatility on revenue from asset-based fees; a prolonged outage of our database, technology-based products and services, or network facilities; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; and trends in the mutual fund industry, including the increasing popularity of passively managed investment vehicles. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined, “ or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

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©2015 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31
(in millions, except per share amounts)	2015	2014	change

Revenue	$189.8	$181.2	4.8%
Operating expense:
Cost of revenue	78.7	75.8	3.9%
Sales and marketing	25.4	28.4	(10.6%	)
General and administrative	26.1	26.1	(0.2%	)
Depreciation and amortization	15.1	12.4	22.0%
Total operating expense	145.3	142.7	1.8%
Operating income	44.5	38.5	15.6%
Operating margin	23.5%	21.3%	2.2pp

Non-operating income:
Interest income, net	0.2	0.6	(59.7%	)
Other income (expense), net	(0.6)	0.3	NMF
Non-operating income, net	(0.4)	0.9	NMF

Income before income taxes and equity in net income of unconsolidated entities	44.1	39.4	12.3%
Equity in net income of unconsolidated entities	0.5	0.6	(22.0%	)
Income tax expense	14.8	13.7	9.3%
Consolidated net income	29.8	26.3	13.0%
Net (income) loss attributable to noncontrolling interests	(0.1)	0.1	NMF
Net income attributable to Morningstar, Inc.	$29.7	$26.4	12.4%

Net income per share attributable to Morningstar, Inc.:
Basic	$0.67	$0.59	13.6%
Diluted	$0.67	$0.58	15.5%
Weighted average shares outstanding:
Basic	44.3	44.8	(1.1%	)
Diluted	44.5	45.1	(1.3%	)

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31
(in millions)	2015	2014

Operating activities
Consolidated net income	$29.8	$26.3
Adjustments to reconcile consolidated net income to net cash flows from operating activities	17.1	12.3
Changes in operating assets and liabilities, net	(11.9)	(26.7)
Cash provided by operating activities	35.0	11.9
Investing activities
Capital expenditures	(14.4)	(20.8)
Other, net	0.3	72.2
Cash provided by (used for) investing activities	(14.1)	51.4
Financing activities
Common shares repurchased	(2.3)	(21.7)
Dividends paid	(8.4)	(7.6)
Other, net	17.7	1.8
Cash provided by (used for) financing activities	7.0	(27.5)
Effect of exchange rate changes on cash and cash equivalents	(8.5)	0.6
Net increase in cash and cash equivalents	19.4	36.4
Cash and cash equivalents—Beginning of period	185.2	168.2
Cash and cash equivalents—End of period	$204.6	$204.6

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	March 31	December 31
(in millions)	2015	2014

Assets
Current assets:
Cash and cash equivalents	$204.6	$185.2
Investments	38.6	39.4
Accounts receivable, net	142.2	136.7
Deferred tax asset, net	10.8	9.0
Income tax receivable, net	—	6.9
Other	22.3	22.6
Total current assets	418.5	399.8

Property, equipment, and capitalized software, net	121.4	117.6
Investments in unconsolidated entities	29.3	28.8
Goodwill	359.8	370.1
Intangible assets, net	87.9	95.9
Other assets	8.9	7.1
Total assets	$1,025.8	$1,019.3

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$35.8	$34.3
Accrued compensation	41.3	80.5
Deferred revenue	160.2	146.0
Short-term debt	45.0	30.0
Income taxes payable	6.1	—
Other	4.8	3.0
Total current liabilities	293.2	293.8

Accrued compensation	8.1	7.9
Deferred tax liability, net	26.3	26.0
Other long-term liabilities	37.2	37.2
Total liabilities	364.8	364.9
Total equity	661.0	654.4
Total liabilities and equity	$1,025.8	$1,019.3

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	As of March 31
	2015	2014		% change

Our business
Morningstar.com Premium Membership subscriptions (U.S.)	123,563	123,777		(0.2%	)
Morningstar.com registered users (U.S.)	8,294,274	7,945,324		4.4%
Advisor Workstation clients (U.S.)	187	168	(1)	11.3%
Morningstar Office licenses (U.S.)	4,321	4,137	(1)	4.4%
Morningstar Direct licenses	10,413	8,858		17.6%
Assets under management and advisement (approximate)
Investment Advisory services	$84.5 bil	$84.8 bil	(2)	(0.4%	)
Retirement Solutions
Managed Accounts	$38.7 bil	$32.8 bil		18.0%
Plan Sponsor Advice	$28.1 bil	$24.2 bil		16.1%
Custom Models	$15.2 bil	$11.0 bil		38.2%
Retirement Solutions (total)	$82.0 bil	$68.0 bil		20.6%
Morningstar Managed Portfolios	$12.8 bil	$11.0 bil	(2)	16.4%

Our employees (approximate)
Worldwide headcount	3,750	3,645		2.9%
Number of equity and credit analysts	172	170		1.2%
Number of manager research analysts	103	110		(6.4%	)

	Three months ended March 31
(in millions)	2015	2014		% change
Key product revenue (3)
Morningstar Data	$34.0	$35.0	(4)	(2.9%	)
Morningstar Advisor Workstation	25.9	24.5		5.7%
Morningstar Direct	24.5	21.7		12.9%
Retirement Solutions	15.4	13.8		11.6%
Morningstar.com	14.3	13.9		2.9%

Other metrics
Number of commercial mortgage-backed securities (CMBS) new-issue ratings completed	13	9		44.4%
Asset value of CMBS new-issue ratings	$10.5 bil	$5.6 bil		87.5%

(1) Beginning in the second quarter of 2014, Morningstar changed our reporting to show the number of enterprise clients for Morningstar Advisor Workstation instead of the number of individual licenses. The company also began disclosing the number of licenses for Morningstar Office as a separate line item.

(2) Revised to include Ibbotson Australia.

(3) Key product revenue includes the effect of foreign currency translations.

(4) Revised to include a minor classification change.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the company uses the following non-GAAP measures: consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue) and free cash flow. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue) because the company believes this non-GAAP measure helps investors better compare period-over-period results.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Management uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended March 31
(in millions)	2015	2014	% change

Reconciliation from consolidated revenue to revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue):

Consolidated revenue	$189.8	$181.2	4.8%
Less: divestitures	—	—	NMF
Less: acquisitions	(3.1)	—	NMF
Unfavorable effect of foreign currency translations	6.5	—	NMF
Revenue excluding acquisitions, divestitures, and the effect of foreign currency translations	$193.2	$181.2	6.6%

Reconciliation from cash provided by operating activities to free cash flow:

Cash provided by operating activities	$35.0	$11.9	194.3%
Less: capital expenditures	(14.4)	(20.8)	(30.6%	)
Free cash flow	$20.6	$(8.9)	NMF